Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Digital Turbine, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(o)	(1)	(1)	$150,000,000	0.0001531	$22,965.00	—	—	—	—
Fees previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities
	Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amount				—	$150,000,000	—	$22,965.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$22,965.00
(1)In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-289265), filed on August 5, 2025. An indeterminate number of shares of common stock as shall have an aggregate initial offering price not to exceed $150,000,000 are being offered hereunder as may from time to time be issued at an indeterminate price.